EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Members
EGS Electrical Group, LLC:

We consent to the incorporation by reference in the registration statements  (Nos. 333-56364, 333-68648, and 333-109334) on Form S-3, (No. 333-68650) on Form S-4, and (Nos. 333-139352, 333-139351, 333-29843, 333-29851, 333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766, 333-69250, 333-69252, 333-106897, 333-109112, and 33-24043) on Form S-8 of SPX Corporation of our report dated January 10, 2007, with respect to the consolidated balance sheets of EGS Electrical Group, LLC and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of income, members’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, which report appears in the Form 8-K of  SPX Corporation dated November 21, 2007.

/s/ KPMG LLP
Chicago, Illinois
November 16, 2007